NUMBER

CERT.9999

INFEED MEDICA CORP.

SHARES

**********9,000,000**********

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
$0.0001 PAR VALUE COMMON STOCK

COMMON STOCK
CUSIP 999999ZZ9

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE MILLION *

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF

INFEED MEDICA CORP.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: MAY 15, 2014

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:_________________________
AUTHORIZED SIGNATURE

Chief Executive Officer

Chief Financial Officer